EXHIBIT 99.1

BIO-TECHNE COMPLETES INVESTMENT IN WILSON WOLF MANUFACTURING

MINNEAPOLIS, April 3, 2023 /PRNewswire/ -- Bio-Techne Corporation (NASDAQ: TECH) today announced it has completed its investment in Wilson Wolf Manufacturing. Wilson Wolf achieved the trailing 12-month earnings before interest, taxes, depreciation, and amortization (EBITDA) target of $55 million, triggering Bio-Techne’s initial investment in the company. Bio-Techne’s $257 million investment gives the Company a 20% ownership stake in Wilson Wolf. The agreement includes the right to acquire the remaining ownership in Wilson Wolf for $1 billion upon its achievement of $226 million in trailing 12-month revenue or $136 million in EBITDA. If the remaining milestone is not achieved by December 31, 2027, Bio-Techne has the right to acquire Wilson Wolf for ~4.4x trailing 12-month revenue.

Wilson Wolf, headquartered in St. Paul, Minnesota, is an innovative leader in the development, and manufacture of cell production technology for use in the groundbreaking healthcare field of Cell and Gene Therapy (CGT). Wilson Wolf’s proprietary Gas Permeable Rapid Expansion cell production products (called “G-Rex®”) are the only products that provide immune cells with the ideal amount of oxygen and nutrients required for cell proliferation, which results in highly capable cells for clinical applications. G-Rex is widely regarded as the simplest and most efficient technology for the creation of immune cells and is used by over 800 CGT market participants. In 2020, Bio-Techne, Wilson Wolf and Fresenius Kabi announced the formation of the ScaleReady™ joint venture, bringing together tools and technologies for cell culture, cell activation, gene editing and cell processing. ScaleReady is empowering the field of gene therapy by delivering a simple scalable and versatile manufacturing platform for cell and gene therapies.

About Bio-Techne

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.1 billion in net sales in fiscal 2022 and has approximately 3,000 employees worldwide. For more information on Bio-Techne and its brands, please visit https://www.bio-techne.com.

About Bio-Techne Corporation (NASDAQ: TECH)
Contact: David Clair, Vice President, Investor Relations & Corporate Development
david.clair@bio-techne.com
612-656-4416